Exhibit 99.1

For Immediate Release

Albany Molecular Research, Inc. Accelerates Vesting of Certain Stock Options

Albany, NY (January 5, 2006)—Albany Molecular Research, Inc. (Nasdaq: AMRI) announced today that its Board of Directors has accelerated the vesting of stock options awarded under the company’s Stock Option and Incentive Plan with an exercise price of $15.00 or greater.

The Board’s action, which took effect on December 30, 2005, accelerates the vesting period of options held by AMRI employees to purchase approximately 1.3 million shares of the company’s common stock. Of these, approximately 1.0 million options are held by AMRI employees other than executive officers, approximately 225,000 options are held by AMRI executive officers, and approximately 75,000 are held by non-employee directors.  All of these options were “underwater” based on the closing market price of $12.15 on December 30, 2005.

The decision to accelerate vesting of these stock options was made primarily to avoid recognizing compensation cost in the Consolidated Statement of Operations in future financial statements upon the adoption of Statement of Financial Accounting Standards No.123 (revised 2004), Share-Based Payment (“SFAS 123R”), which, when effective, will require all share-based payments to employees, including grants of employee stock options, to be recognized on the company’s financial statements based on their fair values. SFAS 123R becomes effective for the company beginning January 1, 2006 and requires the company to record compensation expense for all outstanding unvested options, including underwater options.  The accelerated vesting of these underwater options is expected to result in the elimination of approximately $4.4 million in pre-tax share-based compensation expense in future periods.

As a condition to the acceleration, the Board required that each executive officer and non-employee director refrain from selling common shares acquired upon the exercise of accelerated options (other than shares needed to cover the exercise price and satisfy withholding taxes) until the date on which the exercise would have been permitted under the option’s pre-acceleration vesting terms or, if earlier, the officer’s or director’s last day of employment or upon a change in control.

Albany Molecular Research, Inc. is a global drug discovery company that provides chemistry services to pharmaceutical and biotechnology companies and conducts its own proprietary R&D programs.

Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements may be identified by forward-looking words such as “may,” “could,” “should,” “would,” “will,” “intend,” “expect,” “anticipate,” “believe” and “continue” or similar words.  Readers should not place undue reliance on our forward-looking statements. The company’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company’s control. Factors that could cause such differences include, but are not limited to the company’s ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies outsourcing of chemical research and development, the company’s ability to enforce its intellectual property and technology rights, the risks posed by international operations to the company, and the company’s ability to effectively manage its growth as well as those factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2004 as filed with the Securities and Exchange Commission on March 16, 2005 and the company’s other SEC filings. The company does not undertake any duty to and does not intend to update any forward-looking statements contained in this press release after the date of this press release.

Media Contact: David Albert, Director of Communications, Albany Molecular Research, Inc., 518-464-0279, ext. 2229

Investor Contact: P. Curtis Schenck, Investor Relations Manager, Albany Molecular Research, Inc., 518-464-0279, ext. 2933